                                                                Exhibit 2.1

                                 AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT


         THIS AMENDMENT is made as of the 16th day of December, 1997 by and between Strategic Acquisition Partners, LLC, a Nevada limited liability company ("Purchaser") and Central Reserve Life Corporation, an Ohio corporation (the "Company").

         WHEREAS, the parties hereto are parties to that certain Stock Purchase Agreement, dated as of November 26, 1997 (the "Purchase Agreement"); and

         WHEREAS, the parties hereto desire to amend the Purchase Agreement to increase the Termination Fee (as defined in the Purchase Agreement) to $950,000.

         NOW THEREFORE, in consideration of the mutual promises and conditions of this Amendment, and other good and valuable consideration, the parties hereto agree as follows:

         1. Section 7.5 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "7.5. TERMINATION FEE. In the event that (a) a proposal with respect to a transaction relating to the acquisition of a material portion of the capital stock of the Company or any of the Company's Subsidiaries, its or their assets or business, whether in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (an "Acquisition Transaction") is commenced by the Company, publicly proposed, publicly disclosed or communicated to the Company or any representative or agent thereof after the date of this Agreement and prior to the date of termination of this Agreement, (b) this agreement is thereafter terminated by the Company pursuant to Section 13.1(e), and (c) within six (6) months following such termination an Acquisition Transaction is consummated or the Company enters into an agreement relating thereto, then in any such event, the Company shall pay the Purchaser $950,000.00 in same day funds (the "Termination Fee") plus reimbursement of Purchaser's expenses incurred in connection with the Transactions contemplated hereby, including, without limitation, all due diligence expenses and expenses of counsel."

         2. Except as specifically amended herein, the Purchase Agreement shall remain in full force and effect.

         3. This Amendment shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio applicable to contracts made and to be performed wholly within said State.

         4. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first above written.



                                        Strategic Acquisition Partners, LLC



                                       By: /s/ Val Rajic
                                          -------------------------------------
                                      Its: Manager
                                          -------------------------------------


                                        Central Reserve Life Corporation



                                       By: /s/ Frank W. Grimone
                                          -------------------------------------
                                      Its: CFO
                                          --------------------------------------